Exhibit 18


                      TRANSACTIONS IN SHARES OF THE COMPANY

                     The Reporting Persons engaged in the following transactions in Shares of the Company during the past 60 days or since the filing of Amendment No. 9 to the Schedule 13D, whichever is less. All such transactions involved purchases of Shares and were effected on The New York Stock Exchange.



 Reporting Person With Direct                                                                       Price per Share (Excluding
     Beneficial Ownership            Date of Transaction                Number of Shares                   Commissions)
------------------------------- ------------------------------   ---------------------------     ----------------------------------
           Kingsley                        02/09/00                          50,000                          $5.88814
           Kingsley                        02/22/00                          70,200                           $5.6161
           Kingsley                        02/23/00                          40,000                           $5.5000
           Kingsley                        02/24/00                          20,000                           $5.4500
           Kingsley                        02/24/00                          28,300                          $5.46875
           Kingsley                        02/25/00                          12,000                           $5.5000
           Kingsley                        02/28/00                          20,000                           $5.2500
           Kingsley                        02/28/00                          10,000                           $5.3125
           Kingsley                        02/29/00                          40,000                           $5.2567
